Exhibit 10.2

CONIFER HOLDINGS, INC.

Form of Restricted Share Unit Award Agreement

Under 2015 Omnibus Incentive Plan

Grantee:

Grant Date:

Number of Restricted Share Units:

1.             Grant of Restricted Share Units.  Pursuant to the Conifer Holdings, Inc. 2015 Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date set forth above, Conifer Holdings, Inc. (the “Company”) grants to the Grantee identified above that number of Restricted Share Units (the “Restricted Share Units”), on the terms and subject to the conditions set forth in this Restricted Share Unit Award Agreement (this “Agreement”) and in the Plan.  Grantee shall not be required to pay any consideration to the Company for the Restricted Share Units, other than rendering services and except for applicable tax withholding (as provided in Paragraph 8 below).  Capitalized terms not defined in this Agreement have the meanings ascribed to such terms in the Plan.

2.             Transfer and Forfeiture Restrictions.  The following provisions shall apply to the Restricted Share Units:

(a)           Upon vesting as provided in Paragraph 3 of this Agreement, each Restricted Share Unit entitles Grantee to one Share of the Company’s Common Stock.  Restricted Share Units that have not yet become vested under Paragraph 3 of this Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by Grantee, and any attempt to do so shall be null and void and without effect.

(b)           If Grantee’s employment with the Company or an Affiliate terminates for any reason whatsoever, Restricted Share Units which have not then become vested under Paragraph 3 of this Agreement shall automatically be forfeited by Grantee back to the Company for no consideration, and Grantee shall have no further rights or interest in such unvested Restricted Share Units.

(c)           If Grantee’s employment with the Company or an Affiliate is terminated by the Company or an Affiliate for Cause, any Shares related to Restricted Share Units that have then become vested under Paragraph 3 of this Agreement shall, at the Company’s option, also be subject to forfeiture back to the Company by Grantee for no consideration and Grantee shall have no further rights or interest in such vested Shares.

(d)           Except for the restrictions on the Restricted Share Units or the Shares set forth in this Paragraph 2 or as otherwise provided in this Agreement, Grantee shall have all of the rights of a shareholder in respect of the Shares upon vesting of the Restricted Share Units, including, but not limited to, the right to receive dividends on, and the right to vote, the Shares.

Prior to the vesting of the Restricted Share Units, Grantee shall have no rights of a shareholder with respect to the Shares issuable upon vesting of the Restricted Share Units.

3.             Vesting Period.  Grantee shall become vested in 20% of the Restricted Share Units on each of the first, second, third, fourth and fifth anniversaries of the Grant Date, provided, however, that the Restricted Share Units shall cease vesting upon termination of Grantee’s employment with the Company or an Affiliate for any reason whatsoever and Grantee shall become vested in an installment of Restricted Share Units on a scheduled vesting date only if Grantee remains continuously employed by the Company or an Affiliate from the Grant Date to such vesting date.  Notwithstanding the immediately preceding sentence, however, Restricted Share Units may become earlier vested in connection with a Change of Control as provided in Section 8.10 of the Plan.

4.             Restrictive Covenants; Compensation Recovery.  By signing this Agreement, Grantee acknowledges and agrees that the Restricted Share Units and any Shares obtained in connection with the vesting of Restricted Share Units shall be subject to forfeiture and/or recovery under any compensation recovery policy that may be adopted from time to time by the Company or any of its Affiliates. For avoidance of doubt, compensation recovery rights to the Restricted Share Units or Shares issued in connection therewith shall extend to the proceeds realized by Grantee due to sale or other transfer of such Shares.

5.             Conformity with Plan.  This Agreement and the Restricted Share Units granted hereunder are intended to conform in all respects with and are subject to all applicable provisions of the Plan, which is incorporated herein by reference. Any inconsistencies between the provisions of this Agreement and the Plan shall be resolved in accordance with the provisions of the Plan.

6.             Rights as a Participant.  Nothing contained in this Agreement shall (i) interfere with or limit in any way the right of the Company or an Affiliate to terminate Grantee’s employment at any time and for any or no reason, (ii) confer upon Grantee any right to be selected again as a Plan Participant, or (iii) require or permit any adjustment to the number of Restricted Share Units upon or as a result of the occurrence of any subsequent event (except as provided in the Plan).

8.             Withholding of Taxes.  Any income or employment tax required to be withheld upon the grant or vesting of the Restricted Share Units shall be paid by Grantee to the Company or an Affiliate (whichever is the employer of Grantee), or the Company or an Affiliate (whichever is the employer of Grantee) may withhold such tax from the cash compensation otherwise payable to Grantee. Alternatively, Grantee may pay any such withholding tax by such cashless means as may be permitted under law and in the discretion of the Committee.  In no event shall the Company withhold amounts in excess of the statutory minimums as established by federal, state and local tax laws.

9.             Stock Certificates.  Upon vesting, the Company shall issue certificates for the Shares registered in the name of Grantee or provide for Grantee to be registered as the holder of duly issued uncertificated Shares.

10.          Resale Restrictions.  The Company intends to file and maintain a registration statement with the Securities and Exchange Commission with respect to the Shares.  While the Company currently intends to file and maintain this registration, it has no obligation to do so.  If the registration fails to become or ceases to be effective, in addition to the transfer restrictions imposed under Paragraph 2 hereunder, Grantee will not be able to sell or transfer the Shares issued to Grantee hereunder unless an exemption from registration under applicable securities laws is available. Grantee agrees that any resale by Grantee of the Shares shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules and regulations may be amended from time to time.  The Company shall not be obligated to permit sale of the Shares if such sale would violate any such requirements.

11.          Consent to Transfer of Personal Data.  In administering this Agreement and the Plan, or to comply with applicable legal, regulatory, tax or accounting requirements, it may be necessary for the Company to transfer certain Grantee personal data to an Affiliate, or to outside service providers, or to governmental agencies. By signing this Agreement and accepting the award of the Restricted Share Units, Grantee consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of Grantee’s personal data to such entities for such purposes.

12.          Consent to Electronic Delivery.  In lieu of receiving documents in hard copy paper format, Grantee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, documents, forms and communications) in connection with the Restricted Share Units and the Shares and any other prior or future incentive award or program made or offered by the Company, an Affiliate and their predecessors or successors. Electronic delivery of a document to Grantee may be via a Company or Affiliate email system or by reference to a location on a Company or Affiliate intranet site to which Grantee has access.

13.          Notices.  Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company, to the Chief Financial Officer of the Company at the principal office of the Company and, in the case of Grantee, to the Grantee’s address appearing on the books of the Company or to such other address as may be designated in writing by Grantee.

14.          Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of Grantee and the beneficiaries, executors, administrators, heirs and successors of Grantee.

15.          Invalid Provision.  The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

16.          Modifications.  Except as provided in the Plan, no change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

17.          Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

18.          Governing Law.  This Agreement and the rights of Grantee hereunder shall be governed, construed, and administered in accordance with and governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction).

19.          Headings.  The headings of the Paragraphs hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

20.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.          Committee Determinations Final and Binding.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon Grantee and his or her legal representative in respect of any questions arising under the Plan or this Agreement.

Very Truly Yours,

Conifer Holdings, Inc.

By

Name:
Its:

The undersigned hereby acknowledges having read this Agreement and the Plan and agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of:	GRANTEE:

Name: